Exhibit 99.1

STONE ENERGY CORPORATION

Provides Drilling Update

LAFAYETTE, LA. December 30, 2013

Stone Energy Corporation (NYSE: SGY) today provided an update on its three deep water/deep gas wells being drilled. Drilling operations at the deep water San Marcos prospect, located on Mississippi Canyon 983, have been completed, and the rig is in the process of being released. The well was drilled to approximately 28,500 feet without encountering commercial hydrocarbons and will be plugged and abandoned. Stone holds a 25% non-operated working interest in the project.

The deep water Amethyst prospect, located on Mississippi Canyon 26, continues to drill and is currently at approximately 15,300 feet with a targeted depth of approximately 20,000 feet. Stone holds a 100% working interest in the project. At the deep gas Tom Cat prospect, located on West Cameron 176, drilling continues and is currently at approximately 14,000 feet with a targeted depth of approximately 16,000 feet. Stone holds a 100% working interest in the project. Both the Amethyst and Tom Cat wells are expected to encounter the targeted objectives in late January 2014.

Additionally, the Ensco 8502 rig for the Cardona project (Mississippi Canyon 29) will be moving to location and is expected to spud early January 2014. Stone holds a 65% working interest and is the operator of the project. Finally, Stone expects to spud its Mica Deep prospect (Mississippi Canyon 211) in the first quarter of 2014. Stone holds a 50% non-operated working interest in the prospect.

Forward Looking Statement

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.